Exhibit 99.1

Argo Group Announces Sale of Brazilian Business

HAMILTON, BERMUDA – Oct. 4, 2021 – Argo Group International Holdings, Ltd. (NYSE: ARGO), an underwriter of specialty insurance, today announced an agreement to sell its Brazilian operations, Argo Seguros Brasil S.A. (“Argo Brazil”), to Spice Private Equity Ltd. (“Spice PE”), an investment company focused on global private equity investments, for a purchase price of 160 million Brazilian Reais1, subject to the terms of the purchase agreement. Spice PE’s investments are managed by GP Advisors (Bermuda), Ltd., a wholly-owned subsidiary of GP Investments, Ltd., a leading private equity and alternative investments company, with a long and successful history of investing in Brazil. Closing of the transaction is subject to regulatory approval and is expected to occur by the end of 2021.

“Argo Group launched Argo Brazil in 2011 with a local team of insurance executives to build a new insurance brand in the Brazilian insurance market,” said Andy Borst, Interim President of International Operations. “This sale is an important milestone in the evolution of Argo Brazil and supports the Argo Group operating strategy to focus on U.S.-based specialty insurance risks.”

Seneca Evercore acted as financial advisor, and TozziniFreire Advogados acted as legal counsel to Argo Group in this transaction.

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS LTD.

Argo Group International Holdings, Ltd. (“Argo”) (NYSE: ARGO), is an underwriter of specialty insurance products in the property and casualty market. Argo offers a full line of products and services designed to meet the unique coverage and claims-handling needs of businesses in two primary segments: U.S. Operations and International Operations. Argo and its insurance subsidiaries are rated “A-” by Standard & Poor’s. Argo’s insurance subsidiaries are rated “A-” by AM Best. More information on Argo and its subsidiaries is available at argogroup.com.

ABOUT SPICE PRIVATE EQUITY LTD.

Spice Private Equity Ltd. (“Spice PE”) is an investment company focused on global private equity investments. Its investments are managed by GP Advisors (Bermuda), Ltd., a wholly-owned subsidiary of GP Investments, Ltd. a leading alternative investments firm known for its operationally oriented approach and active management model. Spice Private Equity Ltd. is listed on the SIX Swiss Exchange under the ticker symbol SPCE.

[1]	As of October 4, 2021, 160 million Brazilian Reais is equivalent to approximately $30 million U.S. dollars.

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Investors:

Greg Charpentier

Investor Relations

646-312-6622

gregory.charpentier@argogroupus.com

Media:

David Snowden

Senior Vice President, Argo Group Communications

210-321-2104

david.snowden@argogroupus.com

Rodrigo Boscolo

Investor & Media Relations

+41 41 710 70 60

investor.relations@spice-private-equity.com